UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2018

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 22, 2018, SunPower HoldCo, LLC (“Borrower”), a wholly-owned subsidiary of SunPower Corporation (the “Company”), and the Company, as “Guarantor”, entered into a Term Credit Agreement (the “Credit Agreement”) with Credit Agricole Corporate and Investment Bank, as “Lender”, under which the Borrower may borrow up to $300 million. The Company anticipates that the Borrower will borrow the full amount available under the Credit Agreement prior to or on June 1, 2018. Amounts borrowed under the Credit Agreement will be distributed to the Guarantor and used for the repayment of obligations outstanding in respect of the Guarantor’s 0.75% senior convertible debentures due June 1, 2018.

All outstanding indebtedness under the Credit Agreement may be voluntarily prepaid in whole or in part without premium or penalty (with certain limitations to partial repayments), other than customary breakage costs. All outstanding indebtedness under the Credit Agreement is required to be repaid in full with the proceeds to the Company and its subsidiaries under the Merger Agreement (as defined below). The obligations under the Credit Agreement are secured by pledges of equity in the Borrower and, subject to the occurrence of certain events, a subsidiary of the Borrower and are guaranteed by the Company. The Credit Agreement includes representations, covenants, and events of default customary for financing transactions of this type.

Borrowings under the Credit Agreement will bear interest at the Applicable Rate (as defined below) plus, (a) with respect to any LIBOR rate loan, a rate per annum equal to the LIBO rate for a three-month period, as adjusted to account for reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D; and (b) with respect to any alternate base rate loan, a rate per annum equal to the greater of (i) the Lender’s prime rate, (ii) the Federal Funds rate plus 0.50%, and (ii) the one-month LIBO rate plus 1%.

The “Applicable Rate” is (i) 2.00% per annum prior to the earlier of (a) November 5, 2018 and (b) the date of the termination by the parties thereto of the Agreement and Plan of Merger and Purchase Agreement by and among 8point3 Energy Partners LP (the “Partnership”), CD Clean Energy and Infrastructure V JV, LLC, an equity fund managed by Capital Dynamics, Inc. and certain other co-investors (collectively, “Capital Dynamics”) and certain other parties, dated as of February 5, 2018 (the “Merger Agreement”), pursuant to which Capital Dynamics will acquire the general partner of the Partnership, all of the outstanding shares in the Partnership, and all of the outstanding common and subordinated units and incentive distribution rights in the Partnership’s operating company, as referred to in the Company’s Current Report on Form 8-K filed February 5, 2018, and, (ii) from and after such date, 5.00% per annum.

The foregoing description of the Credit Agreement is not a complete description of all terms of the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended July 1, 2018.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

May 24, 2018	By:	/S/ MANAVENDRA S. SIAL
	Name:	Manavendra S. Sial
	Title:	Executive Vice President and Chief Financial Officer